                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (this "Agreement") is made and executed this 28th day of September, 1998, by and between JOLLY ACRES LIMITED PARTNERSHIP and ARBITRAGE LAND LIMITED PARTNERSHIP ("Sellers") and CORPORATE OFFICE PROPERTIES, L.P., its permitted successors and assigns ("Buyer").

                                    RECITALS
                                    --------

         Sellers are the owners of those various parcels of land identified and described more specifically in Exhibit "A", attached hereto and by this reference made a part hereof. Each of the Sellers, individually, as to those parcels owned by each of them are willing to grant to Buyer an option to purchase the parcels on the terms and conditions as set forth herein. Buyer is willing to accept said option on the terms and conditions set forth herein and for the considerations provided for hereafter.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy of which is hereby acknowledged, Sellers hereby grant to Buyer the exclusive right and option (irrevocable except upon the express terms and conditions of this Agreement) during the term hereof to purchase from Sellers, all of those parcels of land located in the National Business Park in Anne Arundel County, State of Maryland and more fully described in Exhibit "A" hereto (the "Property") upon the terms and subject to the conditions hereinafter set forth. It is hereby irrevocably acknowledged, confirmed and agreed by Sellers that the mutual obligations and covenants of the parties hereunder and the entry by affiliates of Sellers and Buyer into other agreements as of even date herewith, constitute adequate and appropriate consideration for the option provisions of this Agreement.

         1.       Payment of Purchase Price.
                  -------------------------

                  (a) The Purchase Price for each of the separate parcels comprising the Property shall be the higher of (i) the Fair Market Value of the specific parcel (as determined pursuant to paragraph 1(b), or (ii) the Seller's Book Value of the specific parcel (as determined pursuant to paragraph 1(c) as of the date of a Buyer's Appraisal Process Notice (as defined below) relating to that specific parcel, and shall be paid by Buyer to the Sellers as provided in paragraph 3.

                  (b) If Buyer is at anytime considering exercising its option to purchase any parcel within the Property, Buyer shall first give notice to Sellers specifically noting the parcel or parcels under consideration (the "Appraisal Process Notice") in order to begin the appraisal process under this paragraph 1(b) and to determine the Purchase Price of the parcels within the Property then being considered. Within ten (10) days after Buyer gives the Appraisal Process Notice, Buyer and Sellers shall arrange to meet in person through their appointed agents and shall use their best efforts for a period of ten (10) days from the date of their first meeting ("Agreement Period") to agree upon a Fair Market Value for the parcel or parcels then being considered within the Property. If the parties can agree then such agreed upon sum shall be the

Fair Market Value of the parcels then being considered. If the parties cannot agree then within ten (10) days of the end of the Agreement Period Buyer and Sellers shall each retain an MAI Appraiser and obtain at their own cost and expense (subject to paragraph (d) hereof) a certified appraisal with respect to the value of the parcels within the Property being considered. Each appraiser shall have forty-five (45) days after the last day of the Agreement Period to determine the value of the parcel(s) and provide copies of their appraisals to both Buyer and Sellers. The Fair Market Value shall be the average of these two appraisals, provided that the higher valuation is not more than one hundred and twenty percent (120%) of the lower valuation. In the event the valuations are more than twenty percent (20%) apart, then the appraisers within five (5) days after exchange of the appraisals shall jointly select a third MAI appraiser whose valuation shall be substituted for the average of the two appraisals and be the Fair Market Value, provided it falls between the two valuations selected by the other appraisers. The third appraiser shall have thirty (30) days from his or her selection to determine the value of the parcel(s) then under consideration. If the third appraiser selects a valuation that does not fall between the valuations determined by the other two appraisers, then the valuation of the appraiser that is closest to the valuation selected by the third appraiser shall be substituted for the average of the two appraisals as provided above and shall be the Fair Market Value. The expense of the third appraiser shall be divided equally between Buyer and Sellers (subject to paragraph 1(d) hereof). All appraisers appointed under this Agreement shall be independent MAI appraisers who have at least five (5) years experience in appraising commercial real estate in Anne Arundel County, Maryland. Neither party shall be precluded from appointing an independent appraiser whom such party had previously employed as an independent appraiser, except that the third appraiser, if appointed, may not have been previously employed by either party.

                  (c) Seller's Book Value is defined and shall be the net dollar amount shown for any specific parcel within the Property as same appears as an asset on the balance sheet of the particular Seller on any particular date. Sellers shall maintain their books in accordance with generally accepted accounting principals, consistently applied, and will provide to Buyer such access to Seller's books and accounting records as shall be reasonably required for a determination of Seller's Book Value to be made. Seller represents that Seller's Book Value as of the date hereof for each parcel comprising the Property is approximately as listed on Exhibit "A" attached hereto. Sellers shall give Buyer written notice of Seller's Book Value for each parcel comprising the Property as of January 1 and July 1 of each year during the Option Period, and for each parcel specified in an Appraisal Process Notice as of the date of the Appraisal Process Notice, such notice to be given within ten
(10) days after each of said dates.

                  (d) If Buyer gives the Appraisal Process Notice but does not thereafter proceed to exercise the option to purchase the designated parcels within the Property within thirty (30) days after the determination of the Purchase Price of the portion of the Property being considered, then, notwithstanding any contrary provisions of paragraph 1(b), all expenses incurred by either party in retaining appraisers including the third appraiser if required shall by paid by Buyer.

         2.       Right to Inspect.
                  ----------------

                  (a) From and after execution of this Agreement by both Buyer and Sellers, Buyer and Buyer's consultants shall have the right to enter upon the Property and each parcel comprising same and conduct, at Buyer's sole expense, any engineering tests, development and land use studies, environmental analysis, soil tests, topographical and other surveys, wetlands and flood plain delineations, and other surveys, tests and studies (collectively, "Site Investigations") as Buyer deems necessary. Buyer shall give Sellers at least one
(1) day's notice of its desire to enter the Property to inspect and Buyer shall coordinate the scheduling of such inspection with Seller, taking into account any work Seller may be performing on the Property. All lands, trees, shrubs, grass and field areas shall be restored as closely as possible to their pre-test conditions. Buyer and its consultants shall enter and test the Property at their own risk; and Buyer and/or its consultants shall carry adequate commercial general liability insurance of not less than $1,000,000 combined single limit naming Sellers as an additional insured. Buyer and/or its consultants shall provide Sellers with a certificate evidencing such insurance promptly upon request. Further, Buyer shall indemnify and save Sellers harmless from any and all suits, claims of injuries and judgments, and reasonable attorney's fees, in any way arising out or such entry and testing of the Property, which indemnification and obligation to hold the Sellers harmless shall survive any termination of this Agreement.

         3.       Exercise of Option and Settlement.
                  ---------------------------------

                  (a) Buyer may from time to time exercise its option to purchase the Property or any parcel or parcels within same by sending to Sellers a written notice of such exercise at any time after the date hereof and on or before the expiration of the Option Period (as herein defined); provided, however, that any such exercise(s) must occur, if at all, within thirty (30) days after the date on which the Purchase Price of the subject parcel(s) is determined pursuant to paragraph 1. The term of this Option shall commence on the date hereof and automatically terminate and expire on that date which is five (5) calendar years following the date hereof ("Option Period").

                  (b) Settlement and closing of title on the parcel or parcels which are the subject of any Appraisal Process Notice ("Settlement") shall be held at a location selected by the Buyer, and shall occur on the date which shall be the first to occur of (i) ninety (90) days after the receipt by Sellers of notice of the exercise of the Option as to any parcel or (ii) such earlier date as Buyer, upon at least ten (10) days prior written notice to Sellers, shall select, provided that, on such earlier date the Purchase Price for the Property has been determined.

                  (c) At Settlement, the Buyer shall pay Sellers, in cash or by certified, cashier's, treasurer or title company check, or by wire transfer, the Purchase Price determined for each separate parcel.

                  (d) At Settlement, title to the portions of the Property being sold shall be good and marketable, free of all liens, encumbrances, encroachments and easements other than the Permitted Encumbrances (as hereinafter defined), and possession of the portions of Property then being transferred shall be given to Buyer free of all tenancies or other rights of use or occupancy. A deed containing covenants of special warranty and further assurances shall be executed by Sellers (as appropriate between them), at Buyer's expense, which shall convey fee simple title to the portions of the Property being conveyed together with all improvements, rights, alleys, ways, waters, privileges, easements, appurtenances, and advantages benefiting such portions of the Property, and shall be delivered to Buyer at Settlement.

                  (e) Within thirty (30) days after receipt by Sellers of notice of any exercise of the Option, the Buyer, at Buyer's expense, shall have the title to the portion of the Property which is the subject of the exercise examined by a reputable title insurance company and have such title insurance company issue a title insurance commitment (the "Title Commitment") to assure Buyer that, as of the examination date, title to the particular portion of the Property is good and marketable and insurable at ordinary prevailing title insurance rates and that any exceptions to title contained in the Title Commitment are acceptable to Buyer. By the thirtieth (30th) day after receipt by Sellers of notice of any exercise of the Option, Buyer shall provide to Sellers a copy of the Title Commitment and either advise Sellers in writing that all exceptions to title contained in the Title Commitment are acceptable to Buyer or advise Sellers in writing of those exceptions to title contained in the Title Commitment that are unacceptable to Buyer; provided, however, that Buyer shall be required to accept all matters shown on the Subdivision Plats and any amendments thereto pursuant to paragraph 7 hereof. Failure of Buyer to examine title or to advise Sellers of the acceptability of title within the time periods required hereunder shall be deemed an acceptance of all title matters. Within fifteen (15) days after receipt of a notice from Buyer advising Sellers that certain title exceptions are unacceptable to Buyer, Sellers shall notify Buyer whether Sellers will cure any of the unacceptable title exceptions. Failure of Sellers to provide notice within such time period shall be deemed an election by Sellers not to cure the unacceptable title exceptions. If Buyer has timely notified Sellers of unacceptable title matters then, unless Sellers have timely elected to cure such title exceptions as provided hereunder, Buyer, by written notice to Sellers, may, within fifteen (15) days after expiration of the time period for Sellers to elect to cure, either waive such unacceptable title exceptions (in which case such exceptions shall be deemed acceptable to Buyer) or terminate the Option as to those portions of the Property which are then the subject of an Appraisal Process Notice. Failure of Buyer to notify Sellers in such fifteen (15) day period shall be deemed an election by Buyer to waive the unacceptable title exceptions. If Sellers notify Buyer that Sellers will cure any unacceptable title exception, then Sellers shall be obligated to promptly and, in all events, prior to Settlement, proceed to cure such title exception in such manner that the defect or objection to the title will not appear in the Buyer's title insurance policy. All exceptions to title accepted by Buyer or deemed to be accepted by Buyer under the provisions of this paragraph (other than mortgages, deeds of trust and other liens [excluding liens for current taxes and assessments to be adjusted under paragraph 3(f)], all of which shall be discharged by Sellers at or prior to Settlement) shall constitute "Permitted Encumbrances." Notwithstanding the foregoing, from and after the date hereof and continuing until the expiration of the Option Period, except as otherwise permitted hereunder, Sellers shall not change or permit to be changed title to the Property or any portion thereof in a manner which would materially prevent or interfere with the development of the separate parcels comprising the Property. Nothing herein shall preclude Sellers from placing liens on the Property in connection with financings or refinancings, it being understood that it is the obligation of Sellers to remove such liens with respect to Property being purchased by Buyer hereunder at the time of Settlement.

                  (f) All costs, including taxes, insurance and any and all costs relating to the ownership of the Property and each portion of same shall be borne by Sellers until time of any Settlement hereunder. All taxes, general or special, and all other public, governmental or other assessments against each parcel comprising the Property payable on an annual basis are to be adjusted and apportioned as of the date of Settlement as to each parcel then being transferred and are to be assumed and paid after Settlement by Buyer. The costs of all recordation taxes and transfer taxes shall be split and paid equally by Buyer and Sellers. All agricultural transfer tax or taxes, if any, shall be paid by Sellers. All other closing costs incurred by Buyer, including, without limitation, recording charges, document preparation charges, notary fees and title insurance premiums shall be paid by Buyer. Sellers and Buyer shall each pay their respective legal costs.

                  (g) At Settlement hereunder, the Sellers shall execute and deliver to the Buyer an affidavit, in form sufficient to satisfy all Internal Revenue Service requirements, stating that Sellers are not a "foreign person" (as defined by the Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder) so that Buyer is not legally required to withhold any portion of the Purchase Price then being paid at any Settlement hereunder.

                  (h) At Settlement hereunder the Sellers shall execute and deliver reasonable and customary title affidavits as required by Buyer's title company.

         4. Risk of Loss. The Property and each parcel comprising same is to be held at the risk of the Sellers until legal title has passed.

         5. Seller's Warranties and Representations. Sellers warrant, represent and covenant to Buyer the following items which are true in all material respect and shall be deemed to have been restated at the time of each Settlement hereunder:

                  (a) As of the date hereof and as of each Settlement, Sellers will be the owner of 100 percent fee simple interest in the Property and or the portion of same then being sold, and will not have entered into any contract of sale, option agreement, right of first refusal or other agreement for the sale of any part of the Property then subject to the Option.

                  (b) The Sellers have full power and authority to execute, deliver and perform this Agreement in accordance with its terms.

                  (c) To Sellers' knowledge, as of the date of this Agreement, the Property is zoned to permit its use for office and warehouse purposes and Sellers shall not join in or consent to any change in the zoning of the Property which would prohibit its use for office and warehouse purposes.

                  (d) To Sellers' knowledge, there are no underground storage tanks on the Property.

                  (e) To their knowledge, Sellers have not used, generated, stored or disposed, and from and after the date of this Agreement, except to the extent consistent with current real estate industry practices for such type of property, consistent with use of the Property for office and warehouse purposes, and permitted under governmental regulations, will not use, generate, store or dispose, on, under or about the Property any hazardous waste, toxic substance or related materials or any friable asbestos or substance containing asbestos.

         The foregoing warranties shall terminate as to a specific parcel twelve
(12) months after Settlement hereunder as to each such parcel.

         6.       Right of First Refusal; Termination of Option As To Certain
 Parcels.

         Notwithstanding any other provision herein set forth it is agreed and specifically understood by Buyer that at all times while this Option shall be in effect Sellers shall be permitted to actively market the Property and each parcel comprising same; and further that if Sellers receive a bona fide third-party expression of intent to purchase the Property or any portion of same or any partnership interest in Sellers which Sellers desire to accept, Sellers shall first offer Buyer the opportunity to purchase the Property or portion of same (the "Right of First Refusal") at the same price and upon the same terms and conditions as are provided in the expression of intent in accordance with the following procedure:

                  (a) Sellers shall cause the expression of intent to be reduced to writing, which writing may take the form of a letter of understanding, term sheet or other expression of interest which includes price and, in the opinion of counsel for the Sellers, sufficient other terms and conditions to describe the proposed transaction (the "Offer"). Sellers shall notify Buyer, in writing, of its desire to accept the Offer (the "Initial Notice"). The Initial Notice shall set forth the parcel or portion of the Property subject to the Offer and such other material terms and conditions of the Offer as are reasonable for Buyer to analyze the Offer, and shall be accompanied by a copy of the Offer.

                  (b) Buyer shall have the right, exercisable upon written notice to Sellers within fifteen (15) days after Buyer's receipt of the Initial Notice, to accept or reject the Offer contained in the Initial Notice. If by its reply Buyer accepts the Offer of Sellers, such reply notice shall be accompanied by the deposit specified in the Offer, if any, and shall constitute an agreement binding on Sellers and Buyer to sell and purchase the particular portion of the Property which is the subject of the Offer, at the price and upon the terms and conditions stated in the Initial Notice.

                  (c) If Buyer does not unconditionally accept the Offer of Sellers contained in the Initial Notice within such fifteen (15) day period or does not respond to the Initial Notice within such fifteen (15) day period, time being of the essence, then the Option herein granted to Buyer as to the portion of the Property which is the subject of the Offer shall terminate and expire and Seller shall have the right to sell that portion of Property on the terms and conditions specified in the Offer and free and clear of Buyer's rights hereunder. If the contemplated sale is not completed by the date set forth in the Offer, in accordance with the terms of the Offer, Buyer's purchase option and Right of First Refusal for the pertinent portion of the Property shall be reinstated and Owner shall again be required to comply with the terms of this Agreement.

         Buyer and Sellers acknowledge and agree that (i) a Sellers' Development (as defined below) in accordance with paragraph 8 shall not be subject to the Right of First Refusal, but (ii) any intent to develop all or any portion of the Property which is not a Sellers' Development shall be deemed an offer to purchase (a "ROFR Development"), shall be subject to the Right of First Refusal, and shall be presented to Buyer in accordance with subparagraph 6(a) above as an Offer to participate in the development as Sellers' co-developer. If an Offer for a ROFR Development is presented to Buyer, then notwithstanding anything to the contrary set forth above, within fifteen (15) days after the Initial Notice, Buyer shall be entitled either to exercise the Option pursuant to paragraph 3, or to accept or reject (in accordance with subparagraph (b)) the Offer. If Buyer accepts an Offer for a ROFR Development, then Buyer shall be deemed to have waived any due diligence period, whether set forth in the Offer or in any expression of intent by the third-party co-developer(s), during which Buyer would otherwise be entitled to conduct inspection activities on the pertinent portions of the Property.

         7. Resubdivision. The Property currently consists of a number of separate subdivided parcels as shown on certain Subdivision Plats recorded among the Land Records of Anne Arundel County, Maryland. Nothing herein shall be deemed to prohibit Sellers from modifying the lot lines and/or sizes of the various parcels as long as such changes are processed diligently through the governmental subdivision process and written notice of such proposed changes is given to Buyer. In addition Sellers shall notify Buyer when any resubdivision has occurred and provide Buyer with a copy of the revised final resubdivision plat.

         8.       Termination of Option - Construction of Buildings.
                  -------------------------------------------------

                  (a) Notwithstanding any other provision herein set forth, but subject to the terms and conditions set forth in this paragraph, it is agreed between the parties that nothing herein shall be deemed to prohibit or restrict Sellers' rights to proceed with the development and construction of buildings on any or all of the parcels comprising the Property by Sellers alone, or together with others so long as none of the agreements between Sellers and its co-developers in existence on the Extinguishment Date (as defined below) provide for the aggregate interest of any such other co-developers to exceed a fifty percent (50%) equity interest in the Sellers' Development project when completed (a "Sellers' Development"). To that end it is agreed that if at any time while the Option herein granted shall be effective Sellers elect to proceed with Sellers' Development of any parcel comprising the Property, Sellers shall give written notice (a "Development Notice") to Buyer that they or either of them as the case may be have elected to proceed with Sellers' Development. If any co-developers are to participate in a Sellers' Development, the Development Notice shall identify all such co-developers and Sellers shall certify, and provide such information and pertinent documentation as shall be reasonably required to demonstrate, that the equity interest test set forth above has been satisfied. Upon receipt of a Development Notice which meets all of the foregoing requirements, Buyer's rights to give an Appraisal Process Notice or exercise the Option with respect to any parcel which is the subject of the Development Notice shall be suspended until the earlier to occur of (i) the date of issuance of the building permit for Sellers' Development or (ii) the date which is eighteen (18) months after Buyer's receipt of a Development Notice (the "Suspension Period"). If Sellers receive a building permit for Sellers' Development within the Suspension Period, the Suspension Period shall be extended for a period of twelve (12) months from the date of issuance of the building permit for Sellers' Development (the "Extended Suspension Period"). During the Suspension Period and any Extended Suspension Period, Sellers agree to proceed with Sellers' Development with due diligence and in good faith. If a building permit for Sellers' Development is not received during the Suspension Period, or if Sellers fail to commence construction of Sellers' Development prior to the end of an Extended Suspension Period, Buyer's rights under this Agreement shall revive. If Sellers receive a building permit within the Suspension Period and commence construction of Sellers' Development prior to the end of the Extended Suspension Period, then with respect to any parcel which is the subject of that Sellers' Development, Buyer's rights to give an Appraisal Process Notice, exercise the Option and all other rights Buyer may have hereunder with respect to any parcel which is the subject of the Sellers' Development shall terminate, expire and be extinguished on the date such construction is commenced (the "Extinguishment Date").

                  (b) So long as Sellers comply with all of the provisions of subparagraph 8(a), nothing herein shall preclude Sellers, either alone or with co-developers, from entering into an agreement (a "Pre-Sell Agreement") at any time to sell the parcel which is the subject of Sellers' Development, or the building constructed on such parcel, to a third-party upon completion of Sellers' Development, provided that any such Pre-Sell Agreement entered into prior to the Extinguishment Date is conditioned on the Extinguishment Date occurring. The purchaser under a Pre-Sell Agreement, as such, shall not be considered a co-developer for purposes of the definition of a Sellers' Development.

        9.       Miscellaneous.
                 -------------

                  (a) Sellers and Buyer warrant that, in connection with this Agreement, they have dealt with no broker, agent or other party who may be entitled to a commission or finder's fee, and each party agrees to indemnify the other from any claims or damages, including reasonable attorneys' fees, that the other may incur as a result of the violation of this warranty, which warranty and indemnification shall survive settlement and any termination of this Agreement.

                  (b) Any written notices required under the terms of this Agreement shall be sent by Federal Express Delivery or other national overnight delivery service and addressed as follows:

                                    To Buyer:

                               Corporate Office Properties L.P.
                               401 City Avenue, Suite 615
                               Bala Cynwyd, PA 19004
                               Attention: Clay W. Hamlin, III

                                 with copies to:

                               F. Michael Wysocki, Esquire
                               Saul, Ewing, Remick & Saul LLP
                               Centre Square West
                               1500 Market Street - 38th Floor
                               Philadelphia, PA   19102

                                   To Sellers:

                               Jolly Acres Limited Partnership
                               Arbitrage Land Limited Partnership
                               c/o Constellation Properties, Inc.
                               250 West Pratt Street, 23rd Floor
                               Baltimore, MD  21201
                               Attention:  Secretary

Any party hereto may change its notice address by giving notice of such change in accordance with this paragraph. Notice shall be deemed to have occurred upon actual delivery.

                  (c) Time shall be the essence of this Agreement.

                  (d) If the last day of the Option Period or the date on which Settlement is to occur, or the last day of any time period specified herein, falls on a Saturday, Sunday or holiday, the period for the required action shall be extended until 5:00 PM on the next business day.

                  (e) This Agreement contains the final and entire agreement between the parties thereto, and neither party shall be bound by any terms, condition, statement or representation not herein contained. The Agreement may not be modified or changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such change is sought.

                  (f) The Agreement shall be governed by the laws of the State of Maryland. The titles of the paragraphs are inserted as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

                  (g) Upon any expiration or termination of this Agreement, the Option to purchase the Property or any parcel thereof, or the Right of First Refusal to the Property or any parcel thereof, each party hereto, or any other party to whom the Buyer's rights have been collaterally assigned, shall promptly execute such instruments in recordable form as any party hereto may reasonably require to confirm such expiration or termination. This Agreement may be recorded by either party hereto.

         10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer shall have the right to assign this Agreement in whole or in part without the consent of Sellers (i) to any entity controlled by, controlling, or under common control with Buyer or Corporate Office Properties Trust (where control shall mean owning directly or indirectly fifty percent (50%) or more of the voting stock or voting interest of such entity), (ii) to any person or entity designated by Buyer as purchaser of the Property or any portion thereof (with respect to such portion only) after Buyer has exercised the Option or the Right of First Refusal with respect thereto, but provided that Buyer shall remain liable hereunder, or (iii) to any successor entity of Buyer resulting from the acquisition of Buyer by such entity or a merger of Buyer where such successor entity is the surviving entity. Buyer shall not have any other right to assign this Agreement in whole or in part without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

         IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed by its duly authorized representative on the day and year first above written.

                                 JOLLY ACRES LIMITED PARTNERSHIP


                                 By:      Constellation Properties, Inc.,
                                          General Partner


                                 By:____________________________________
                                          Dan R. Skowronski, Secretary

                                 ARBITRAGE LAND LIMITED
                                 PARTNERSHIP

                                 By:      Constellation Properties, Inc.,
                                          General Partner


                                 By:____________________________________
                                          Dan R. Skowronski, Secretary


                                 CORPORATE OFFICE PROPERTIES, L.P.

                                 By:      Corporate Office Properties Trust,
                                                Its sole general partner


                                 By:____________________________________
                                          Clay W. Hamlin, III
                                          President and Chief Executive Officer

                                   EXHIBIT "A"
                Description of Parcels Constituting the Property
                         Entities Which Own the Property
                               Current Book Values


Parcel                  Seller                                   Current Book Value
------                  ------                                   ------------------

Lot 1                   Jolly Acres Limited Partnership          $  1,882,652
Lot 3A                  Jolly Acres Limited Partnership          $  3,188,875
Lot 4-R                 Arbitrage Land Limited Partnership       $    368,816
Lot 5-R                 Arbitrage Land Limited Partnership       $    368,816
Lot 9                   Jolly Acres Limited Partnership          $  1,300,000
Lot 10                  Jolly Acres Limited Partnership          $  1,300,000
Lot 12                  Jolly Acres Limited Partnership          $  1,115,976
Lot 13                  Jolly Acres Limited Partnership          $  1,437,307
Lot 14                  Jolly Acres Limited Partnership          $  1,626,325
Lot 15                  Jolly Acres Limited Partnership          $  2,117,772
Lot 16                  Jolly Acres Limited Partnership          $  2,117,772
Lot 17                  Jolly Acres Limited Partnership          $    416,608
Lot 18                  Jolly Acres Limited Partnership          $  2,367,276
Lot 19                  Jolly Acres Limited Partnership          $  5,457,094
Lot 20                  Jolly Acres Limited Partnership          $  1,046,668

                                          Total:                 $ 26,111,958